Exhibit 99.1

Twitter Q4 and Fiscal Year 2016 Shareholder Letter

San Francisco, CA

February 9, 2017

Dear Shareholders,

We look forward to discussing our fourth quarter and fiscal year 2016 financial results with you at 5am PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Overview

Twitter made significant strides in 2016 as we positioned the company for long-term sustainable growth and GAAP profitability. Specifically, we:

•	Clearly identified who we are — the best and fastest place to see what’s happening in the world and what people are talking about.
•	Built and shipped products that directly improved our key audience growth and engagement metrics.
•	Simplified the organization to be more focused and efficient, and eliminated investment in non-core areas of our business.

As a result of these efforts, in the fourth quarter we drove accelerating rates of growth in our average daily active usage (DAU) for the third consecutive quarter, led by product improvements, as well as marketing and organic trends. We also saw continued, strong double-digit engagement growth on a year-over-year basis across Tweet impressions and time spent on Twitter in the fourth quarter and we expect this momentum to continue.

In 2017, we are:

•	Building and shipping product changes more rapidly to make Twitter safer.
•

Investing in our core use case and in new product areas — such as live streaming video, among others — that further strengthen Twitter’s unique position as the best and fastest place to see and talk about what’s happening in the world.

•	Simplifying and differentiating our revenue products to drive sustainable long-term revenue growth.
•	Focusing on making progress toward GAAP profitability in 2017.

In Q4, and fiscal year 2016 specifically:

•	2016 revenue totaled $2.5 billion, an increase of 14% year-over-year.
•	2016 GAAP net loss of $457 million and non-GAAP net income of $406 million.
•	2016 GAAP diluted EPS of ($0.65) and non-GAAP diluted EPS of $0.57.
•	2016 adjusted EBITDA of $751 million, up 35% year-over-year, representing an adjusted EBITDA margin of 30%, versus 25% in 2015.
•	Q4 revenue totaled $717 million, an increase of 1% year-over-year.
o	Advertising revenue totaled $638 million, down slightly year-over-year. Mobile advertising revenue was 89% of total advertising revenue.
o	Data licensing and other revenue totaled $79 million, an increase of 14% year-over-year.

o	US revenue totaled $440 million, a decrease of 5% year-over-year.
o	International revenue totaled $277 million, an increase of 12% year-over-year.
o	Total ad engagements were up 151% year-over-year.
o	Cost per engagement (CPE) was down 60% year-over-year.
•	Q4 GAAP net loss of $167 million and non-GAAP net income of $119 million.
•	Q4 GAAP diluted EPS of ($0.23) and non-GAAP diluted EPS of $0.16.
•	Q4 adjusted EBITDA of $215 million, up 12% year-over-year, representing an adjusted EBITDA margin of 30%, versus 27% in 2015.
•	Average monthly active users (MAUs) were 319 million for Q4, up 4% year-over-year and compared to 317 million in the previous quarter.
o	Average US MAUs were 67 million for Q4, up 3% year-over-year and flat compared to 67 million in the previous quarter.
o	Average international MAUs were 252 million for Q4, up 5% year-over-year and compared to 250 million in the previous quarter.
•	Mobile MAUs represented 83% of total MAUs.
•	DAU grew 11% year-over-year, an acceleration from 7% in Q3’16, 5% in Q2’16, and 3% in Q1’16.

We’re focused on driving value across three key areas of our service: audience, content, and revenue. We believe these areas will have the biggest impact on our ability to create shareholder value. Let’s go through each in more detail.

Audience

Strengthening our core use case as the best and fastest place to see what’s happening in the world and what people are talking about, and making Twitter safer, are critical to growing our audience. We saw accelerating rates of growth on a year-over-year basis for DAU for the third quarter in a row. That acceleration is broad based — in the fourth quarter, we saw accelerated rates of DAU growth in eight of Twitter’s top 10 largest global markets. Tweet impressions and time spent on Twitter also remained strong, each increasing by double digits on a year-over-year basis in the fourth quarter. Increases in both audience and engagement were driven in part by product improvements, including better relevance in both the timeline and notifications.

In the fourth quarter, we made major strides in the Home timeline, launching a number of features designed to show people the most important Tweets first — news and commentary they would have wanted to see but may have missed. We also improved the relevance of notifications to increase engagement and bring people back to Twitter. These changes improved retention for both monthly active and daily active usage, as well as increased Tweet impressions and time spent on the service.

To build on this progress, we expect to apply machine learning more broadly across our service in 2017. Machine learning is critical for us to better identify and personalize content that people want to see and deliver it to them, faster. To strengthen our approach, we’ve combined our efforts under one leader who will help us build a foundation of machine learning across our consumer and revenue-generating products and create a more focused and data-driven approach to product development.

We also recognized the importance of simplifying and creating a single destination for people to discover what’s happening on Twitter. Already in the first quarter of 2017, we launched Explore on iOS, which brings together trends, Moments, search, and the best of live video. We intend to continue integrating new, dynamic, and personalized content into the Explore experience this year.

Lastly, we took important steps to make Twitter safer last quarter by reinforcing our policies and launching features that gave people more control over their experience, like muting notifications for keywords and conversations. Making Twitter safer is a primary focus in 2017, and we are approaching safety with a greater sense of urgency. We’ve rolled out a number of product changes already in the first quarter, and this focus will continue until we’ve made a significant impact.

Content

Live-streaming video drives conversation, connection, and engagement on Twitter, reinforcing our position as the best and fastest place to see what’s happening in the world and what people are talking about. Our live streaming content focuses on Twitter’s key areas of strength — news and politics, live sports and eSports, and live entertainment — for a global audience. Additionally, people from all over the world now broadcast live content from a variety of devices, including phones, drones, and GoPros, powered by Periscope.

In the fourth quarter, we streamed more than 600 hours of live premium video from content partners across roughly 400 events, attracting 31 million unique viewers in our first quarter of operations. Of these hours, 52% were sports, 38% were news and politics, and 10% were entertainment.

We’re providing significant value to our live premium content partners, helping them extend their reach globally with approximately 33% of unique viewers outside the US, and helping them reach a younger audience with approximately 50% of viewers under the age of 25. In 2016, we also onboarded nine syndication partners and four over the top partners to further expand live content distribution.

Last quarter, we also made significant improvements to our live streaming video experience. We introduced docking for iOS, which allows people to continue to watch select live videos while simultaneously accessing other content on Twitter. We also experimented with multi-curated timelines experiences, featuring expert commentators and top Tweets, and we further improved video quality with the introduction of our proprietary technology in SuperResolution.

In live sports, our 10-week NFL #TNF programming was the major highlight of the fourth quarter. We completed the #TNF season with great success, exceeding the high end of our reach expectations, generating more than 3.5 million unique viewers* on average, per game. In news and politics, we partnered with Bloomberg, BuzzFeed News, and PBS NewsHour to offer Twitter users comprehensive live coverage of the 2016 presidential and vice presidential debates, election night, and the inauguration. Viewership of the presidential debates grew steadily, reaching approximately 4.2 million unique viewers during the final debate, and we reached approximately 7.5 million and 8.6 million unique viewers for election night and the inauguration live streams, respectively. Our live entertainment initiatives have included original productions for Twitter, such as the successful live Rogue One Q&A with cast and crew, as well as a successful collaboration with dick clark productions on the Golden Globes, our first red carpet event in the first quarter of 2017, which reached approximately 2.7 million unique viewers.

Also in the fourth quarter, we broadcasted 6.6 million hours of live video through Periscope. We continued to ship significant product updates, building more of Periscope’s technology into Twitter itself, and creating new, immersive video formats like 360 video. We introduced the ability to create and Tweet live video from the Twitter app — powered by Periscope — and we’re seeing both individual creators and a number of brand partners experiment with this new way to bring people inside a live video experience.

* All unique viewership counts referenced herein are based on unique user ID and the MRC video view standard as defined by the IAB (50% in view for 2 seconds). Previously, the NFL and Twitter reported 3.1 million unique viewers on average for all 10 weeks of TNF programming which used a higher measurement standard (100% in view for 3 seconds).

Revenue

We believe advertisers recognize Twitter’s unique value proposition as the best and fastest place to see what’s happening in the world and what people are talking about. This gives them the ability to reach audiences in the right context, at the right time. Our team has built deep relationships with our advertisers and they are encouraged by Twitter’s continued accelerated growth in daily active usage and strong engagement metrics for the third consecutive quarter. However, and as we’ve previously stated, revenue growth will continue to lag audience growth in 2017 and could now be further impacted by escalating competition for digital ad spending and the re-evaluation of our revenue product feature portfolio, which could result in the de-emphasis of certain product features.

For example, revenue from our direct response ad formats, on the whole, declined on a year-over-year basis in the fourth quarter due to decreases in our owned-and-operated mobile application download and website click ad formats. We haven’t made the progress we anticipated over the last year in some direct response ad formats, both in terms of improvements to existing product features as well as the impact of new product features. We have also seen increased competitive pressure resulting in a decline in our original Promoted Tweet engagement ad format.

As we re-evaluate our revenue product features and roadmaps, we are applying the same focused approach that drove renewed monthly and daily active usage growth in 2016 to simplify our portfolio and our buying process for advertisers. We’ll focus our investment in revenue product features that differentiate Twitter and capitalize on our unique value proposition for advertisers, including video and more organic ad formats.

Video is our largest revenue-generating ad format. During the fourth quarter, we improved the buying experience for video advertisers with the launch of reservation buying and the ability to buy video ads on a CPM basis. We also delivered dynamic ad insertion with 15- and 30-second ads across a wide range of live events, including NFL #TNF, the presidential debates, the Melbourne Cup, and Bloomberg daily shows. Our live video ads are attractive to advertisers with sound on and our completion rates are over 95%. Our live video ads have been a key differentiator with advertisers, especially when packaged with our Twitter Amplify video product, and have contributed significantly to year-over-year growth in video-related advertising revenue.

Building on the success of our custom Twitter Amplify program, we began a broad beta of Twitter Amplify open video in the US which will further increase our unique value to contributing content partners and advertising partners. We plan to continue to improve the buying experience for advertisers and scale Twitter Amplify open video as we expand the current beta to select international markets in the first half of 2017 and move toward general global availability by the end of 2017. We will also continue to innovate with our live video product, introducing more partners in more countries, and continuing to scale our pre-roll and mid-roll ad formats.

In addition, we believe we can more aggressively grow our data licensing revenue with a more brand-centric approach to channels, markets, products, and pricing. This approach will position both Twitter and our key channel partners for greater growth and monetization. We are investing in deeper partnerships with a few select solution providers (including Sprinklr, Sprout Social, and Conversocial) to help brands realize greater value from our data and platform. As an example, our new Sprinklr channel partnership is focused on driving marketing innovation for large enterprises. This partnership is a multi-year deal, totaling more than $90 million, with collaboration in product development, sales, and marketing.

Q4 and Fiscal Year 2016 Financial and Operational Detail

Fiscal year 2016

2016 was a year of transformation for Twitter. Disciplined execution across our strategic priorities resulted in improved audience and engagement growth, and we achieved greater operating leverage as we streamlined our cost structure and increased our focus on profitability.

Total revenue for 2016 reached $2.5 billion, up 14% year-over-year. Adjusted EBITDA for the full year improved by nearly $200 million, reaching $751 million with a 30% margin and exceeding our guidance range of $700 to $715 million and our initial guidance range of 25-27%. We also generated significantly more adjusted free cash flow, with more than $440 million generated in 2016 compared to less than $5 million in 2015. We ended the year with $3.8 billion in cash, cash equivalents, and marketable securities.

Finally, we continued to make meaningful progress in reducing our annual stock-based compensation (SBC) expense on both an absolute basis and as a percentage of revenue. SBC expense for the year (on an absolute basis) decreased 10% year-over-year and declined over 600 basis points year-over-year as a percent of revenue, reaching 24% in 2016 down from 31% in 2015 and 45% in 2014. We remain committed to reducing stock-based compensation to high single digits as a percentage of revenue over time, bringing us more in line with our peers.

Q4’16 performance

Revenue

In the fourth quarter, total revenue reached $717 million, up 1% year-over-year. Total advertising revenue was $638 million, down slightly year-over-year. Twitter-owned-and-operated advertising revenue was $553 million, down 1% year-over-year. Strength in video was offset by year-over-year declines in revenue generated from traditional Promoted Tweet and direct response ad formats. Non-owned-and-operated advertising revenue reached $85 million, or 13% of advertising revenue, roughly flat year-over-year. Significant gains in revenue from the Twitter Audience Platform were offset by significant year-over-year declines in revenue from TellApart. We expect contributions from non-owned-and-operated advertising revenue to face significant headwinds in 2017 from factors impacting TellApart.

As a reminder, during the fourth quarter, we reorganized our partnership, sales, and marketing organizations to better align and execute against our key priorities. To better serve our ad partners, we reduced the number of sales channels from three to two. Our advertising business continues to skew toward large branded advertisers in the US and Canada with above-average growth in a few select international markets.

By product, video continued to be our single largest revenue-generating ad format. Strong growth in video, including in our live-streaming, Twitter Amplify, and First View ad formats, was offset by year-over-year declines in traditional Promoted Tweet and direct response ad formats. On a sequential basis, typical seasonal growth from Q3 to Q4 was muted by a quarter-over-quarter decline in revenue generated from mobile app promotions and single-digit sequential growth in revenue generated from direct response ad formats.

Data licensing and other revenue totaled $79 million in the fourth quarter, up 14% year-over-year. Growth was driven by continued strength in our mobile ad exchange services.

Advertising Metrics

Total ad engagements grew 151% year-over-year, driven primarily by a continuing mix shift toward video ad impressions, as well as higher clickthrough rates (CTR) across nearly all ad formats on a like-for-like basis. Average cost per engagement (CPE) fell 60% year-over-year, again due to a higher mix of video engagements, as well as significantly lower video CPE compared to the prior year.

On a sequential basis, total yield per impression improved compared to Q3 for the second consecutive quarter, driven both by a mix shift toward higher yield ad formats as well as higher CTR across several ad formats.

Costs

Total GAAP expenses in Q4 were $861 million, an increase of 11% year-over-year, driven by higher restructuring costs. On a non-GAAP basis, total expenses in Q4 grew 1% year-over-year to $594 million. Reductions in sales and marketing expense were offset by increases in cost of revenue due to higher revenue share, infrastructure costs, and depreciation. Traffic acquisition costs were $45 million or 52% of non-owned-and-operated advertising revenue. This compares favorably to 61% in Q4’15 and 56% in Q3’16.

SBC expense was $138 million, a year-over-year decline of 13% in the fourth quarter, to 19% of revenue, down from $159 million, or 26% in the previous quarter, and below our $150 to $160 million forecasted range. We ended the quarter with more than 3,500 employees.

Income and Margin

GAAP loss from operations for Q4 totaled $144 million as compared to $67 million for Q4’15. Adjusted EBITDA for Q4 improved to $215 million, or 30% of total revenue, an increase of 12% year-over-year. Adjusted EBITDA excludes restructuring costs of $101 million. Approximately $22 million of these restructuring costs were workforce related, in line with our guidance. The remainder was due to lease write-offs as we’ve realigned our facility footprint with current needs.

GAAP net loss in the quarter was $167 million, resulting in GAAP diluted EPS of ($0.23). Non-GAAP net income was $119 million and non-GAAP diluted EPS was $0.16.

Balance Sheet and Statement of Cash Flows

We ended the year with $3.8 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the period was $197 million. Adjusted free cash flow for Q4 was $111 million, compared to approximately $12 million in Q4’15.

Audience

For the third consecutive quarter, product changes drove a direct improvement in several key audience metrics with an acceleration of year-over-year growth in DAUs for three quarters in a row. DAUs grew 11% year-over-year, compared to 7% in Q3’16, 5% in Q2’16, and 3% in Q1’16. Other key engagement metrics (including time spent and total Tweet impressions) remained strong with double-digit year-over-year growth.

Total MAUs for Q4 grew to 319 million from 317 million in the prior quarter. Product improvements and organic growth again drove most of the change, with additional lift provided by marketing initiatives. On a year-over-year basis, MAUs grew 4% in Q4, an improvement compared to 3% year-over-year growth rates seen in each of the three previous quarters.

Outlook

At the end of each year, we revisit our approach to guidance and evaluate the practice of companies across our industry as well as what’s appropriate for Twitter. As noted below, we are not providing specific revenue guidance for the first quarter, but we have provided adjusted EBITDA, adjusted EBITDA margin, and stock-based compensation expense guidance. As previously stated, we expect advertising revenue growth to continue to lag that of audience growth in 2017. Advertising revenue growth may be further impacted by escalating competition for digital ad spending and the re-evaluation of our revenue product feature portfolio, which could result in the de-emphasis of certain product features.

For Q1, we expect:

•	Adjusted EBITDA to be between $75 million and $95 million;
•	Adjusted EBITDA margin to be between 17% and 17.5%
•	SBC to be between $125 and $135 million.

For FY 2017, we expect:

•	Total non-GAAP expenses to be flat to down 5%, compared to full year 2016;
•	SBC to be down 15% to 20%, compared to full year 2016;
•	Capital expenditures to be between $300 and $400 million.

Note that our outlook for Q1 and the full year 2017 reflects foreign exchange rates as of January 20, 2017.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for Adjusted EBITDA and Adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, and restructuring charges. We have not reconciled Adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net loss and such reconciling items will have a significant impact on our Adjusted EBITDA and Adjusted EBITDA margin. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, February 9, 2017, at 5am Pacific Time (8am Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is the best and fastest place to see what’s happening and what people are talking about all around the world.  From breaking news and entertainment to sports and politics, from big events to everyday interests. If it’s happening anywhere, it’s happening first on Twitter. Twitter is where the full story unfolds with all the live commentary and where live events come to life unlike anywhere else. Twitter is available in more than 40 languages around the world. The service can be accessed at Twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter.

Forward Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance, Twitter's strategies, product and business plans, including strategies for increasing shareholder value, the development of, investment in and demand for content, its products, product features and services, including video, machine learning and data licensing, the behavior of Twitter’s users and advertisers, Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement and monetization, advertiser base and spending and ad engagements and the impact of re-evaluating Twitter’s revenue product portfolio. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, and restructuring charges; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, and restructuring charges; and Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, and restructuring charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that we exclude in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns kbinns@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$988,598	$911,471
Short-term investments	2,785,981	2,583,877
Accounts receivable, net	650,650	638,694
Prepaid expenses and other current assets	226,967	247,750
Total current assets	4,652,196	4,381,792
Property and equipment, net	783,901	735,299
Intangible assets	95,334	141,015
Goodwill	1,185,315	1,122,728
Other assets	153,619	61,605
Total assets	$6,870,365	$6,442,439
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$122,236	$134,081
Accrued and other current liabilities	380,937	283,792
Capital leases, short-term	80,848	88,166
Total current liabilities	584,021	506,039
Convertible notes	1,538,967	1,455,095
Capital leases, long-term	66,837	59,695
Deferred and other long-term tax liabilities, net	7,556	2,978
Other long-term liabilities	68,049	50,585
Total liabilities	2,265,430	2,074,392
Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	7,224,534	6,507,087
Accumulated other comprehensive loss	(69,253)	(45,566)
Accumulated deficit	(2,550,350)	(2,093,477)
Total stockholders’ equity	4,604,935	4,368,047
Total liabilities and stockholders’ equity	$6,870,365	$6,442,439

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$717,206	$710,473	$2,529,619	$2,218,032
Costs and expenses
Cost of revenue	305,710	217,963	932,240	729,256
Research and development	202,128	210,058	713,482	806,648
Sales and marketing	260,603	277,189	957,829	871,491
General and administrative	92,392	72,442	293,276	260,673
Total costs and expenses	860,833	777,652	2,896,827	2,668,068
Loss from operations	(143,627)	(67,179)	(367,208)	(450,036)
Interest expense	(25,281)	(24,183)	(99,968)	(98,178)
Other income (expense), net	6,662	4,531	26,342	14,909
Loss before income taxes	(162,246)	(86,831)	(440,834)	(533,305)
Provision (benefit) for income taxes	4,808	3,405	16,039	(12,274)
Net loss	$(167,054)	$(90,236)	$(456,873)	$(521,031)
Net loss per share:
Basic and diluted	$(0.23)	$(0.13)	$(0.65)	$(0.79)
Weighted-average shares used to compute net loss per share:
Basic and diluted	713,618	681,424	702,135	662,424

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(167,054)	$(90,236)	$(456,873)	$(521,031)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	119,390	87,446	402,172	312,823
Stock-based compensation expense	138,095	158,249	615,233	682,118
Amortization of discount on convertible notes	19,070	18,046	74,660	69,185
Changes in bad debt provision	1,705	5,405	3,958	5,765
Deferred income tax	(4,833)	(3,905)	(4,775)	(28,125)
Non-cash restructuring	25,934	(3,194)	25,934	(3,194)
Other adjustments	10,776	(3,889)	20,150	1,438
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(74,160)	(111,099)	(22,969)	(216,585)
Prepaid expenses and other assets	4,770	(37,486)	7,101	(50,170)
Accounts payable	19,179	85,866	(7,112)	76,355
Accrued and other liabilities	103,671	(5,965)	105,576	54,487
Net cash provided by operating activities	196,543	99,238	763,055	383,066
Cash flows from investing activities
Purchases of property and equipment	(48,105)	(80,464)	(218,657)	(347,280)
Purchases of marketable securities	(630,884)	(597,484)	(2,908,611)	(3,683,488)
Proceeds from maturities of marketable securities	485,374	596,490	2,518,631	2,821,745
Proceeds from sales of marketable securities	9,137	23,596	183,154	383,413
Changes in restricted cash	1,846	(709)	(4,760)	(3,549)
Purchases of investments in privately-held companies	—	—	(81,502)	(10,500)
Business combinations, net of cash acquired	(4,940)	—	(85,082)	(51,644)
Other investing activities	—	(9,188)	(1,181)	(11,118)
Net cash used in investing activities	(187,572)	(67,759)	(598,008)	(902,421)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(4,500)	(2,223)	(15,598)	(11,101)
Repayments of capital lease obligations	(26,661)	(26,170)	(100,558)	(117,535)
Proceeds from exercise of stock options	470	8,911	7,540	17,361
Proceeds from issuances of common stock under employee stock purchase plan	8,610	17,695	24,431	39,295
Other financing activities	(360)	6,999	210	8,982
Net cash provided by (used in) financing activities	(22,441)	5,212	(83,975)	(62,998)
Net increase (decrease) in cash and cash equivalents	(13,470)	36,691	81,072	(582,353)
Foreign exchange effect on cash and cash equivalents	(9,889)	(1,652)	(3,945)	(16,900)
Cash and cash equivalents at beginning of period	1,011,957	876,432	911,471	1,510,724
Cash and cash equivalents at end of period	$988,598	$911,471	$988,598	$911,471
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$697	$—	$1,341	$516,538
Equipment purchases under capital leases	$37,259	$6,979	$100,281	$31,215
Changes in accrued property and equipment purchases	$(2,041)	$8,282	$5,738	$3,902

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Non-GAAP net income and net income per share:
Net loss	$(167,054)	$(90,236)	$(456,873)	$(521,031)
Stock-based compensation expense	138,095	158,249	615,233	682,118
Amortization of acquired intangible assets	27,220	15,418	69,338	54,659
Non-cash interest expense related to convertible notes	19,070	18,046	74,660	69,185
Non-cash expense related to acquisitions	—	—	—	926
Income tax effects related to acquisitions	24	240	2,342	(22,130)
Restructuring charges	101,249	12,902	101,296	12,902
Non-GAAP net income	$118,604	$114,619	$405,996	$276,629
GAAP diluted shares	713,618	681,424	702,135	662,424
Dilutive equity awards (1)	14,357	21,496	13,009	34,561
Non-GAAP diluted shares	727,975	702,920	715,144	696,985
Non-GAAP diluted net income per share	$0.16	$0.16	$0.57	$0.40
Adjusted EBITDA:
Net loss	$(167,054)	$(90,236)	$(456,873)	$(521,031)
Stock-based compensation expense	138,095	158,249	615,233	682,118
Depreciation and amortization expense	119,390	87,446	402,172	312,823
Interest and other expense, net	18,619	19,652	73,626	83,269
Provision (benefit) for income taxes	4,808	3,405	16,039	(12,274)
Restructuring charges	101,249	12,902	101,296	12,902
Adjusted EBITDA	$215,107	$191,418	$751,493	$557,807
Stock-based compensation expense by function:
Cost of revenue	$6,511	$8,360	$29,502	$40,705
Research and development	81,840	94,707	335,498	401,537
Sales and marketing	27,751	36,750	160,935	156,904
General and administrative	21,993	18,432	89,298	82,972
Total stock-based compensation expense	$138,095	$158,249	$615,233	$682,118
Amortization of acquired intangible assets by function:
Cost of revenue	$8,027	$10,405	$36,180	$38,509
Research and development	53	64	246	256
Sales and marketing	19,140	4,949	32,432	15,894
General and administrative	—	—	480	—
Total amortization of acquired intangible assets	$27,220	$15,418	$69,338	$54,659
Restructuring charges by function:
Cost of revenue	$49,018	$1,087	$49,019	$1,087
Research and development	15,929	8,746	15,939	8,746
Sales and marketing	30,350	2,741	30,382	2,741
General and administrative	5,952	328	5,956	328
Total restructuring charges	$101,249	$12,902	$101,296	$12,902
Non-GAAP costs and expenses:
Total costs and expenses	$860,833	$777,652	$2,896,827	$2,668,068
Less: stock-based compensation expense	(138,095)	(158,249)	(615,233)	(682,118)
Less: amortization of acquired intangible assets	(27,220)	(15,418)	(69,338)	(54,659)
Less: non-cash expense related to acquisitions	—	—	—	(926)
Less: restructuring charges	(101,249)	(12,902)	(101,296)	(12,902)
Non-GAAP total costs and expenses	$594,269	$591,083	$2,110,960	$1,917,463
Adjusted free cash flow:
Net cash provided by operating activities	$196,543	$99,238	$763,055	$383,066
Less: purchases of property and equipment	(48,105)	(80,464)	(218,657)	(347,280)
Less: equipment purchases under capital leases	(37,259)	(6,979)	(100,281)	(31,215)
Adjusted free cash flow	$111,179	$11,795	$444,117	$4,571

(1) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP,

      unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.